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                                                                   EXHIBIT 10.29

                           CALIPER LIFE SCIENCES, INC.

                         KEY EMPLOYEE CHANGE OF CONTROL
                           AND SEVERANCE BENEFIT PLAN

                  AMENDED AND RESTATED AS OF FEBRUARY 16, 2005

This Key Employee Change of Control and Severance Benefit Plan (the "Plan") was adopted by the Compensation Committee of the Board of Directors of Caliper Life Sciences, Inc. (the "Company") at a meeting held on February 14, 2005, and was approved and ratified by the full Board of Directors at a subsequent meeting on February 16, 2005. This Plan amends and restates in its entirety, and supersedes and replaces, the Company's Change of Control Sr. Mgmt Severance/Equity Acceleration Plan (the "Existing COC Plan"). However, except as provided herein, this Plan does not supersede any written agreement between the Company and any employee

BACKGROUND OF THE PLAN

A. The Company draws upon the knowledge, experience and objective advice of its executives and other key employees to manage its business for the benefit of the Company's stockholders.

B. Due to the widespread awareness of the possibility of mergers, acquisitions and other strategic alliances, change of control is an issue in competitive recruitment and retention efforts.

C. The Company recognizes that if there occurred a change of control or other event that could substantially change the nature and structure of the Company, the resulting uncertainty regarding the consequences of such an event could adversely affect the Company's ability to attract, retain and motivate its executives and other key employees.

D. In order to enhance the ability of the Company to retain its executives and other key employees, the Company has previously provided certain severance benefits to certain of its executives and other key employees, in the event of termination following a change of control of the Company, pursuant to the Existing COC Plan. The Company now desires to replace the benefits provided under the Existing COC Plan with the benefits set forth in this Plan, and to extend the benefits set forth in this Plan to certain of its executives and other key employees, subject to the terms and conditions set forth herein.

E. On February 14, 2005, the Compensation Committee of the Company's Board of Directors reviewed, approved and adopted the terms of this Plan, and adopted a resolution recommending that the Company's Board of Directors approve and ratify this Plan.

F. On February 16, 2005, this Plan was approved and ratified by the Company's Board of Directors.

1.    GENERAL

      1.1 Defined Terms. Capitalized terms used in this Plan shall have the meanings set forth in Section 4 below, unless the context clearly requires a different meaning.

      1.2 Purpose. The purpose of this Plan is to aid the Company in attracting, retaining and motivating its Eligible Participants by providing specified compensation and other benefits to such Eligible Participants in the event of a Covered Termination.

      1.3 No Employment Agreement. This Plan does not obligate the Company to continue to

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employ an Eligible Participant for any specific period of time, or in any specific role or geographic location. Subject to the terms of any applicable written employment agreement between Company and an Eligible Participant, the Company may assign an Eligible Participant to other duties, and either the Company or an Eligible Participant may terminate such Eligible Participant's employment by the Company at any time for any reason.

      1.4 Condition for Receipt of Benefits. Notwithstanding anything in this Plan to the contrary, the receipt by any Eligible Participant of any of the benefits provided by this Plan shall be conditioned on such Eligible Participant executing and delivering to the Company an effective waiver and release of all claims such Eligible Participant may have against the Company.

2.    TERMINATION UPON CHANGE OF CONTROL

      2.1 Cash Severance Benefit. In the event of an Eligible Participant's Covered Termination, the Eligible Participant shall be entitled to the basic cash severance benefit described below.

            2.1.1 Salary Continuation. Subject to the terms of this Section 2.1, such Eligible Participant shall receive monthly payments equal to his or her base pay at the time of such Eligible Participant's Covered Termination for (x) in the case of each Eligible Participant other than the President or Chief Executive Officer of the Company, twelve (12) months and (y) in the case of the President or Chief Executive Officer of the Company, twenty-four (24) months, or in each case until such Eligible Participant is employed by another company, whichever occurs earlier.

            2.1.2 Prorated Bonus Payment. Subject to the terms of this Section 2.1, such Eligible Participant shall receive his or her target bonus or incentive payment for the year in which termination occurs, prorated through the date of termination.

All cash severance payments made under this Section 2.1 shall be reduced by applicable federal and state withholding taxes. Subject to any timing or other adjustment in the payments to such Eligible Participant pursuant to Section 3.2,
(i) any cash payments pursuant to Section 2.1.1 shall be made on the Company's regular payroll dates and (ii) any cash payments pursuant to Section 2.1.2 shall be paid upon the later of (x) the date of the Change of Control or (y) thirty
(30) days following such Eligible Participant's Covered Termination. An Eligible Participant shall not be entitled to contribute any funds paid to such Eligible Participant pursuant to this Plan to any deferred compensation plan maintained by the Company. Other than the vesting acceleration provided for in Section 2.2.1, there shall not be any continuing vesting of any outstanding equity award granted to the Eligible Participant by the Company during the period of time in which such Eligible Participant receives salary continuation payments pursuant to this Section 2.1, except as may otherwise be provided in a written agreement between the Company and such Eligible Participant.

      2.2 Acceleration of Vesting of Equity Awards.

            2.2.1 Acceleration at Covered Termination. All outstanding stock options granted and restricted stock units, restricted stock, performance shares or other equity award issued by the Company prior to the Change of Control to an Eligible Participant who suffers a Termination Upon a Change of Control or a Constructive Termination Upon a Change of Control shall have their vesting accelerated by an additional thirty (30) months on the date of such Termination Upon Change of Control or Constructive Termination Upon Change of Control.

            2.2.3 Acceleration Upon Non-Assumption in a Change of Control. If there is a Change of Control transaction in which outstanding stock options, restricted stock units, restricted stock, performance shares or other equity awards granted by the Company to an Eligible Participant prior to the transaction are not replaced with a reasonably equivalent incentive program of the Successor, then (i) all such options, restricted stock units, restricted stock, performance shares or other equity awards shall have their vesting fully accelerated so as to be 100% vested and exercisable prior to the effective date of the

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Change of Control, and (ii) the Company shall provide reasonable prior written notice to the Eligible Participant of (A) the date such unexercised options or other equity awards will terminate, and (B) the period during which the Eligible Participant may exercise the unexercised options or other equity awards. For the purposes of the foregoing, an option or other equity award shall be deemed to be replaced with a reasonably equivalent incentive program of the Successor if the vesting under the replacement program is not less favorable than the vesting under the option or other equity award and the Board of the Company otherwise determines that the replacement incentive program is reasonably equivalent to the option or other equity award being replaced. Such a replacement incentive program might include, without limitation, (x) the Successor assuming the option (or substituting a Successor option) whereby the option becomes an option to acquire stock of the Successor in a manner qualifying under Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (y) the option becomes an option to acquire the same consideration per share of common stock subject to the option as the stockholders of the Company receive for their common stock in the Change of Control transaction (the "Common Change of Control Consideration"), or (z) the Successor establishes a cash incentive program whereby each option is replaced with the opportunity to receive a cash payment equal to the excess of (X) the value of the Common Change of Control Consideration, over (Y) the aggregate exercise price of the Eligible Participant's unexercised options. If there is a Change of Control transaction and any outstanding unvested restricted stock units, restricted stock or other equity award granted by the Company to any Eligible Participant that is subject to vesting or a repurchase right in favor of the Company is not replaced with Common Change of Control Consideration, the vesting of such stock shall accelerate (and any repurchase rights shall lapse) so that such stock is completely vested immediately prior to the Change of Control transaction.

      2.3 Extended Medical and Dental Benefits.

            2.3.1 Benefit Continuation. Each U.S. Eligible Participant shall receive continued provision of the Company's standard employee medical and dental benefit coverages at standard staff rates, as elected by the Eligible Participant and in effect immediately prior to the Change of Control, for so long as, but not to exceed twelve (12) months, the Eligible Participant is not eligible to receive comparable health insurance coverage from another employer. Continued health coverage for non-U.S. Eligible Participants shall be negotiated in accordance with applicable law and policy to provide similar coverage.

            2.3.2 Continued Medical Coverage for U.S. Residents. If the Eligible Participant resides in the United States, such Eligible Participant shall be entitled to continued medical and dental insurance coverage in accordance with the applicable provisions of U.S. federal law (Title X of the Consolidated Budget Reconciliation Act of 1985 ("COBRA"). The date of the COBRA "qualifying event" for the Eligible Participant and his or her dependents shall be the date of such Eligible Participant's Covered Termination.

            2.3.3 Termination of Coverage. Notwithstanding the preceding provisions of this Section 2.3, in the event an Eligible Participant dies or becomes covered under another employer's group health plan during the continuation period (in which case such Eligible Participant promptly shall inform the Company), the Company shall cease provision of continued group health insurance for such Eligible Participant and any dependents.

3.    FEDERAL TAX UNDER IRC SECTION 4999 OR SECTION 409A

      3.1 Adjustment of Excess Payments Payable to an Eligible Participant Subject to Section 4999. In the event it is determined that an Eligible Participant entitled to payments and/or benefits provided by this Plan or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Plan or any other plan, arrangement, or agreement with the Company or any affiliate, any person whose actions result in a change of ownership or effective control of the Company covered by

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Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change of ownership or effective control of the Company ("Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "280G Excise Tax"), the Company shall cause to be determined, before any amounts of the Payments are paid to the Eligible Participant, which of the following two alternative forms of payment would maximize the Eligible Participant's after-tax proceeds: (i) payment in full of the entire amount of the Payments, or (ii) payment of only a part of the Payments so that the Eligible Participant receives the largest payment possible without the imposition of the 280G Excise Tax ("Reduced Payments"). If it is determined that Reduced Payments will maximize an Eligible Participant's after-tax benefit, then
(i) the Eligible Participant shall decide which payments and/or benefits are to be reduced, (ii) the Payments shall be paid only to the extent permitted under the Reduced Payments alternative, and (iii) the Eligible Participant shall have no rights to any additional payments and/or benefits constituting the Payments. Unless the Company and Eligible Participant otherwise agree in writing, any determination required under this Section 3.1 shall be made in writing by independent public accountants agreed to by the Company and the Eligible Participant (the "Accountants"), whose determination shall be conclusive and binding upon the Eligible Participant and the Company for all purposes. For purposes of making the calculations required by this Section 3.1, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Eligible Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required determinations. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with the services contemplated by this Section 3.1.

      3.2 Adjustment of Payments Payable to an Eligible Participant Subject to
Section 409A. In the event it is determined that an Eligible Participant entitled to Payments or Reduced Payments would be subject to the provisions of
Section 409A of the Code (the "409A Taxes") if such Payments or Reduced Payments were to be made in accordance with Section 2.1, the Company shall cause to be determined, before any amounts of the Payments or Reduced Payments are paid to the Eligible Participant, how such Payments or Reduced Payments may be modified to avoid the imposition of the 409A Taxes (including without limitation by delaying the payment of any Payments or Reduced Payments to such Eligible Participant until six (6) months after the Covered Termination), and notwithstanding anything to the contrary in this Plan, this Plan shall be deemed to contain such terms and conditions as determined by the Board of Directors of the Company as may be reasonably necessary for the benefits under this Plan to not be subject to the provisions of Section 409A(a)(1) of the Code. Such terms and conditions may vary in their application to individual Eligible Participants such that, for example, the payment schedule for one Eligible Participant may be different from the payment schedule for another Eligible Participant. In addition, the Company's Board of Directors, in it sole discretion, may, prior to a Change of Control, determine that the provisions of Section 3.2.1 shall not apply to one or more Eligible Participants. In the absence of any contrary determination by the Company's Board of Directors prior to a Change of Control, the following provisions shall apply:

            3.2.1 In the event that any cash severance benefit provided in
Section 2.1 or health benefit provided in Section 2.3 shall fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of the application of Section 409A(a)(2)(B)(1) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. The Company's Board of Directors may attach conditions to amounts paid pursuant to this Section
3.2.1 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 3.2.1; provided that no such conditions shall result in the payments being subject to Section 409A(a)(1) of the Code.

            3.2.2 Notwithstanding the provisions of Section 3.2.1, in the event the application of Section 3.2.1 would not relieve the benefit from being subject to Section 409A of the Code, the payment of the benefits pursuant to
Section 2.1 or Section 2.3 shall not be accelerated pursuant to Section 3.2.1 and

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instead the payment of benefits pursuant to Section 2.1 and Section 2.3 shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code.

For purposes of making the determinations required by this Section 3.2, the Company may rely on advice of counsel concerning the application and interpretation of Section 409A of the Code and related rules and regulations.

4.    DEFINITIONS

      4.1 Capitalized Terms Defined. Capitalized terms used in this Plan shall have the meanings set forth in this Section 4, unless the context clearly requires a different meaning.

      4.2 "Cause" means:

            (a) theft; a material act of dishonesty or fraud; intentional falsification of any employment or Company records; or the commission of any criminal act which impairs the Eligible Participant's ability to perform appropriate employment duties for the Company;

            (b) improper disclosure or use of the Company's confidential, business or proprietary information by the Eligible Participant;

            (c) the Eligible Participant's conviction (including any plea of guilty or nolo contendere) for a crime involving moral turpitude causing material harm to the reputation and standing of the Company, as determined by the Company in its sole discretion;

            (d) gross negligence or willful misconduct in the performance of the Eligible Participant's assigned duties; or

            (e) repeated failure by the Eligible Participant to perform his or her job responsibilities in accordance with written instructions from such Eligible Participant's supervisor (which, in the case of the Company's Chief Executive Officer, shall be the Company's Board of Directors).

      4.3 "Change of Control" means:

            (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), acquires, pursuant to a tender or exchange offer made directly to the Company's stockholders, direct or indirect ownership of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or
      (B) the combined voting power of the Company's then-outstanding securities;

            (b) the Company is party to a merger or consolidation which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

            (c) the sale or disposition of all or substantially all of the Company's assets (or consummation of any transaction having similar effect).

      4.4 "Company" shall mean Caliper Life Sciences, Inc. and, following a Change of Control, any Successor that agrees to assume, or otherwise becomes bound to by operation of law, all the terms and provisions of this Plan.

      4.5 "Constructive Termination Upon Change of Control" means any resignation by an Eligible Participant for Good Reason, as defined in this Plan, within thirteen (13) months after the occurrence of any Change of Control; provided that "Constructive Termination Upon Change of Control" shall not include any termination of the employment of an Eligible Participant (i) by the Company for

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Cause; (ii) by the Company as a result of the Permanent Disability of the
Eligible Participant; (iii) as a result of the death of the Eligible Participant; or (iv) as a result of the voluntary termination of employment by the Eligible Participant for reasons other than Good Reason.

      4.6 "Covered Termination" shall mean, with respect to an Eligible Participant for purposes of this Plan, a Termination Upon Change of Control or a Constructive Termination Upon Change of Control.

      4.7 "Effective Date" means February 16, 2005.

      4.8 "Eligible Participant" shall mean the President and Chief Executive Officer of the Company, each officer of the Company that reports directly to either the President or Chief Executive Officer of the Company, and such other additional employees of the Company as may be designated from time to time after the Effective Date to participate in this Plan by the Compensation Committee of the Board of Directors.

      4.9 "Good Reason" means the occurrence of any of the following conditions following a Change of Control, without the Eligible Participant's informed written consent, which conditions remain in effect ten (10) days after written notice to the Company from the Eligible Participant of such condition:

            (a) a material reduction in the Eligible Participant's duties, responsibilities or position;

            (b) a material reduction in the Eligible Participant's base salary or target bonus amount, except for reductions that are concurrent and consistent with reductions in base salary or target bonus amounts for all executives of the Successor following a Change of Control; or

            (c) the relocation of the Eligible Participant's work place for the Company to a location more than thirty-five (35) miles from the location of the work place prior to the Change of Control.

      4.10 "Permanent Disability" means that:

            (a) the Eligible Participant has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of such Eligible Participant's duties;

            (b) such total incapacity shall have continued for a period of six
      (6) consecutive months; and

            (c) such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of such Eligible Participant's life.

      4.11 "Successor" means the Company as defined above and any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.

      4.12 "Termination Upon Change of Control" means any actual termination of the employment of an Eligible Participant by the Company without Cause during the period commencing thirty (30) days prior to the earlier of (i) the date that the Company first publicly announces it is conducting negotiations leading to a Change of Control, or (ii) the date that the Company enters into a definitive agreement that would result in a Change of Control (even though still subject to approval by the Company's stockholders and other conditions and contingencies); and ending on the earlier of (x) the date on which the Company announces that the definitive agreement described in clause (ii) above has been terminated or that the Company's efforts to consummate the Change of Control contemplated by the previously announced negotiations or by a previously executed definitive agreement have been abandoned or (y) the date which is thirteen (13) months after the Change of Control; provided that "Termination Upon Change of Control" shall not include any termination of the employment of an Eligible Participant
(i) by the Company for Cause; (ii) by the Company as a result of the Permanent Disability of the Eligible Participant; (iii) as a

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result of the death of the Eligible Participant, or (iv) as a result of the voluntary termination of employment by the Eligible Participant for reasons other than Good Reason.

5.    EXCLUSIVE REMEDY

      5.1 Sole Remedy for Covered Terminations. The payments and benefits provided for in Sections 2 and 3 shall constitute an Eligible Participant's sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between the Eligible Participant and the Company in the event of the Eligible Participant's Covered Termination, except as expressly set forth in a written agreement or in a duly executed employment agreement between Company and an Eligible Participant, whether entered into before or after the Effective Date.

      5.2 No Other Benefits Payable. An Eligible Participant shall not be entitled to any other compensation, benefits, or other payments from the Company as a result of any termination of employment with respect to which the payments and/or benefits described in Sections 2 and 3 have been provided to the Eligible Participant, except as expressly set forth in a written agreement or in a duly executed employment agreement between Company and an Eligible Participant; provided that nothing in this Plan shall affect an Eligible Participant's entitlement to receive outplacement and financial planning services ordinarily available to officers upon the termination of their employment by the Company.

      5.3 Release of Claims. The Company shall condition payment of the cash severance benefits described in Section 2.1 of this Plan and the stock option, restricted stock unit, restricted stock, performance share or other equity award acceleration described in Section 2.2 upon the delivery by Eligible Participant of a signed release of claims in a form reasonably satisfactory to the Company.

6.    PROPRIETARY AND CONFIDENTIAL INFORMATION

      The Company shall condition payment of the cash severance benefits described in Section 2.1 of this Plan and the stock option, restricted stock unit, restricted stock, performance share or other equity award acceleration described in Section 2.2 upon the Eligible Participant's acknowledgment of his or her continuing obligation to abide by the terms and conditions of the Company's confidentiality and/or proprietary rights agreement between the Eligible Participant and the Company.

7.    NON-SOLICITATION

      7.1 Agreement Not to Solicit. The Company shall condition payment of the cash severance benefits described in Section 2.1 of this Plan and the stock option, restricted stock unit, restricted stock, performance share or other equity award acceleration described in Section 2.2 upon an Eligible Participant's agreement, for a period of two (2) years after the Eligible Participant's Covered Termination, to not, directly or indirectly, solicit the services or business of any employee, distributor, vendor, representative or customer of the Company, or in any other manner persuade any such person or entity to discontinue that person's or entity's relationship with or to the Company.

      7.2 Other Agreements Not Superseded. No provision of this Plan shall supersede or limit the terms, including more restrictive terms, of any other agreement by an Eligible Participant to refrain from competition with or from soliciting the employees or customers of the Company.

8.    ARBITRATION

      8.1 Disputes Subject to Arbitration. Any claim, dispute or controversy arising out of this Plan, the interpretation, validity or enforceability of this Plan, or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association; provided, that (i) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the

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Company upon an Eligible Participant or any third party; and (ii) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

      8.2 Site of Arbitration. The site of the arbitration proceeding shall be Boston, Massachusetts for Eligible Participants employed in the Company's Hopkinton, MA office and shall be in San Jose, California for Eligible Participants employed in the Company's Mountain View, CA office.

9.    OTHER BENEFIT PLANS; NONCUMULATION OF BENEFITS

      9.1 No Limitation of Regular Benefit Plans. Except as provided in Section
9.2 below, this Plan is not intended to and shall not affect, limit or terminate any plans, programs, or arrangements of the Company that are regularly made available to a significant number of employees, officers or executives of the Company, including without limitation the Company's stock option plans.

      9.2 Noncumulation of Benefits. An Eligible Participant may not cumulate cash severance payments, stock option, restricted stock or other equity award acceleration and excise tax reimbursement benefits under both this Plan and any other agreement or plan or policy of the Company, any statutory or legal allowance or provision, or otherwise. If an Eligible Participant has any other binding written agreement with the Company which provides that upon a Change of Control or termination of employment such Eligible Participant shall receive one or more of the benefits described in Sections 2 and 3 of this Plan (i.e., the payment of cash compensation or prorated bonus, acceleration of vesting of stock options, restricted stock rights or other equity award, and adjustments or payments relating to federal excise tax), then with respect to those benefits the aggregate amounts payable under this Plan shall be reduced by the amounts paid or payable under such other and separate agreements.

10.   SUCCESSORS AND ASSIGNS

      10.1 Successors of the Company. The Company will require any Successor expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement shall be a material breach of this Plan.

      10.2 No Assignment of Rights. Except as set forth in Section 10.3, the interest of any Eligible Participant in this Plan or in any distribution to be made under this Plan may not be assigned, pledged, alienated, anticipated, or otherwise encumbered (either at law or in equity) and shall not be subject to attachment, bankruptcy, garnishment, levy, execution, or other legal or equitable process. Any act in violation of this Section 10.2 shall be void.

      10.3 Heirs and Representatives of Eligible Participant. An Eligible Participant's accrued rights under this Plan shall inure to the benefit of and be enforceable by an Eligible Participant's personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

11.   NOTICES

      For purposes of this Plan, notices and all other communications permitted or provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

      If to the Company:            Caliper Life Sciences, Inc.
                                    Attention: General Counsel
                                    63 Elm Street
                                    Hopkinton, MA 01748

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and if to an Eligible Participant at the most recent address recorded in the records of the Company. Either party may provide the other with notices of change of address, which shall be effective upon receipt.

12.   SEVERABILITY OF PROVISIONS

      If anyone or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

13.   AMENDMENT, SUSPENSION OR TERMINATION

      At any time after the Effective Date of this Plan and prior to the date thirty (30) days before the earlier of (i) the date that the Company first publicly announces it is conducting negotiations leading to a Change of Control, or (ii) the date that the Company enters into a definitive agreement that would result in a Change of Control (even though still subject to approval by the Company's stockholders and other conditions and contingencies), the Board of Directors of the Company shall have the right to amend, suspend or terminate this Plan at any time and for any reason. Notwithstanding the preceding sentence, however, no amendment or termination of this Plan shall reduce any Eligible Participant's rights or benefits that have accrued and become payable under this Plan before the date the amendment is adopted or this Plan is terminated, as appropriate.

14.   EFFECTIVE DATE

The Effective Date of this Plan is February 16, 2005. This Plan amends and restates in its entirety, and supersedes and replaces, the Change of Control Sr. Mgmt Severance/Equity Acceleration Plan adopted by the Company's Board of Directors on December 6, 2000.

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